April 12, 2012

Mr. Jonathan Samuels
President and Chief Financial Officer
Triangle Petroleum Corporation
1660 Wynkoop St., Suite 900
Denver, CO 80202

RE: Consent of independent petroleum engineers and geologists

Dear Mr. Samuels:

We hereby consent to the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of Triangle Petroleum Corporation (the "Company") as of January 31, 2011, included in the Company's Annual Report on Form 10-K for the year ended January 31, 2012, as well as in the notes to the financial statements included therein (the "Annual Report").

We also consent to the incorporation by reference in the Company's registration statements (Nos. 333-175740 and 333-171959) on Form S-8 and registration statements (Nos. 333-171958 and 333-173357) on Form S-3 of the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of the Company as of January 31, 2012, included in the Annual Report.

Sincerely,

John P. Seidle
Vice President

Leslie S. O'Connor
President

730 17th Street, Suite 410 Denver, Colorado 80202-3510 U.S.A. Telephone: 303-277-0270 Fax: 303-277-0267